Exhibit 10.4

COMMERCIAL LEASE

In consideration of the covenants and agreements contained herein, Landlord leases to Tenant, and Tenant leases from Landlord, the premises designated below together with any appurtenances, for the Term stated below.

As used in this Lease, the following terms shall have the meanings set forth below:

Date of this Lease:	July 26, 2007

Name and Address of Tenant:	Globoforce, Inc. 144 Turnpike Road, (Suite 310) Southborough, Massachusetts

Name and Address of Landlord:	CRP-2 Holdings AA, LP, a Delaware limited partnership c/o Colony Realty Partners LLC Two International Place, Suite 2500 Boston, MA 02110 Attn: Mr. Robert Holmes Fax: 617-235-6399

Designation of Leased Premises:	Approximately 7,785 square feet of rentable area commonly known as Reservoir Corporate Center located on the third (3rd) floor of the building located at 144 Turnpike Road, Southborough, Massachusetts (the “Building”), as shown on the print marked Exhibit “A” attached hereto and made a part hereof.

Permitted Uses:	General office and shipping of small gifts.

Term:	Sixty two (62) months, beginning on the Possession Date, plus any days necessary to have the Term expire at 11:59 on the Expiration Date.

Commencement Date:	On the date of Lease execution by Landlord and Tenant.

Possession Date:	Upon Substantial Completion of the Improvements as defined in Section 7 of the Lease.

Rent Commencement Date:	Two months after the Possession Date

Expiration Date:	That certain date which is the last calendar day of the sixty second (62nd) month from the Possession Date, unless extended or otherwise sooner terminated in accordance with the provisions of this Lease.

Tenant’s Percentage:	7.79%, which equals 7.79% of the rentable square footage in the Building.

Security Deposit:	$42,817.50, initially, subject to annual increases pursuant to Section 8 herein.

Base Rent:

Months	Base Rent (per annum)	Monthly Base Rent	Approximate R.S.F. Base Rent
1-12	$171,270.00	$14,272.50	$22.00
13-24	$177,108.75	$14,759.06	$22.75
25-36	$182,947.50	$15,245.63	$23.50
37-48	$188,786.25	$15732.19	$24.25
49-60 (plus any additional days necessary for the Term to expire on last calendar day of the Month)	$194,625.00	$16,218.75	$25.00

1. MONTHLY RENT. (a) Throughout the Term of this Lease, Tenant will pay “Rent” to Landlord for the Leased Premises. Rent shall consist of Monthly Base Rent as set forth on Page Two of this Lease together with all additional rent (“Additional Rent”) required to be paid by Tenant to Landlord pursuant to Section 6 below, Commencing on the Rent Commencement Date, monthly Base Rent will be paid in advance on or before the first day of each calendar month throughout the Term. If the Rent Commencement Date shall be on any other day than the first day of a calendar month, then monthly Base Rent will be prorated based upon the actual number of calendar days in such month. Additional Rent will be paid in advance on or before the first day of each calendar month of the Term. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then Additional Rent will be prorated by Landlord based on the actual number of calendar days in such month. Rent will be paid to Landlord, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Landlord’s Address as set forth on Page One of this Lease, or to such other address as Landlord may from time to time designate in writing. Tenant hereby acknowledges that late payment by Tenant of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Leased Premises. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount or prevent Landlord from exercising any of the other rights and remedies granted hereunder. Any amount due to Landlord, if not paid when due, shall bear interest from such date until paid at the rate of twelve percent (12%) per annum. Payment of interest shall not excuse or cure any default hereunder by Tenant. As used on the first page of this Lease and elsewhere herein, the term “Lease Year” shall mean a period of 365 consecutive days. The first Lease Year shall commence on the first day of the Term of this Lease and succeeding Lease Years shall commence annually thereafter. Notwithstanding anything to the contrary in this Lease, Tenant shall pay the first installment of Rent due hereunder upon execution of this Lease.

2. TAXES. Tenant will pay, as Additional Rent hereunder, Tenant’s Percentage of the amount by which the real estate taxes assessed against the Building and the parcel of land on which the Building is constructed and all other improvements thereon (hereinafter the “Property”) for any fiscal year in an amount that exceeds such real estate taxes assessed against the property in fiscal year 2008. Such real estate taxes shall be equitably prorated for any partial calendar years of the Lease Term. Such real estate taxes shall be paid monthly in advance, in accordance with Section 6 below, based on estimates provided by Landlord from time to time, subject to reconciliation as provided in Section 6 below. In the event Landlord successfully protests or otherwise receives a discount on the real estate taxes, Landlord will give Tenant its proportionate share of the refund in the form of an adjustment to its Additional Rent pursuant to Section 6 below (after payment of any fees incurred in connection with such protest). Provided Tenant has paid all taxes to Landlord in accordance with this Section 2, Tenant will not be responsible for any penalties due to Landlord’s late payment of taxes. Any failure by Landlord to deliver such estimates prior to the commencement of a fiscal year shall not constitute a default by Landlord or operate as a waiver of Landlord’s right to collect all or any portion of the Additional Rent due pursuant to the terms of this Lease.

3. INSURANCE: WAIVER OF SUBROGATION. (A) Prior to the commencement of the Term hereof, and from time to time thereafter as required by Landlord, Tenant will provide Landlord with a certificate of insurance or other evidence of (a) comprehensive liability insurance coverage, relative to Tenant’s occupancy of the Leased Premises, with a combined single limit of $2,000,000 per occurrence; (b) so-called “all-risk” commercial property insurance on a “replacement cost” basis with an agreed value endorsement and no co-insurance penalty provision covering all furniture, furrnshings, fixtures and equipment and other personal property brought to the Leased Premises by Tenant and all improvements and betterments to the Leased Premises performed at Tenant’s expense; (c) so-called “business income and extra expense” insurance in a reasonable amount and comparable to amounts carried by comparable tenants in comparable buildings; (d) workmen’s compensation insurance (including employer’s liability insurance) in an amount not less than the statutory requirements for the Commonwealth of Massachusetts for the workmen’s compensation insurance and $100,000 for the employer’s liability insurance; and (e) business automobile liability insurance on an occurrence basis with limits of $1,000,000 per accident.

(B) Tenant shall maintain such insurance in force throughout the Term of this Lease. All such insurance shall contain deductibles not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such insurance and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the Commonwealth of Massachusetts, which companies shall have a general policy holder’s rating acceptable to Landlord. Such insurance shall name Landlord and all beneficiaries, agents, and mortgagees of Landlord as additional insureds and shall include a specific waiver of subrogation. A certificate (on ACORD Form 27 or ISO Form 20 26 or any equivalent thereto) of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section 3 and containing provisions specified therein, shall be delivered to Landlord prior to the commencement of the Term. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least thirty (30) days prior to expiration of any existing policy. Each such policy shall be non-cancelable and not materially changed without at least thirty (30) days’ prior written notice to Landlord.

(C) Landlord shall maintain a comprehensive insurance policy with respect to the Building including liability coverage, loss of rents, fire and other casualty insurance for the replacement cost of the Building and such other coverages as Landlord may reasonably require (“Insurance Premiums”). Such policy shall be with a company and contain limits and coverage as are satisfactory to Landlord. Tenant shall pay Tenant’s Percentage of the Insurance Premiums during the Term of the Lease, as provided in subsection (D) below. Landlord’s Insurance Premiums will be equitably prorated for the first and last years of the Term of the Lease. If Tenant shall conduct any activity on the Leased Premises that result in a surcharge to Landlord’s Insurance Premiums, then, Tenant shall reimburse Landlord for the entire amount of such surcharge.

(D) Tenant shall pay monthly in advance, as Additional Rent, Tenant’s Percentage of the amount by which the Insurance Premiums, for each calendar year exceeds the amount of such Insurance Premiums in calendar year 2007, as provided in Section 6 below, based on estimates provided by Landlord from time to time, subject to reconciliation as provided in Section 6 below in the amount of such charges.

(E) Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to their respective property which loss or damage is covered by valid and collectible insurance policies, but only to the extent of the insurance proceeds received in connection with such loss or damage under said insurance policies. Any failure by Landlord to timely deliver such estimates as provided in this section shall not constitute a default by Landlord or operate as a waiver of Landlord’s right to collect Additional Rent due pursuant to the terms of this Lease.

4. OPERATING AND COMMON AREA EXPENSES: TENANT’S PERCENTAGE.

(A) The term “Common Area Charges” shall mean and include all expenses, costs, and fees and disbursements paid or incurred by or on behalf of Landlord reasonable for managing, operating, maintaining and repairing the Building and the Property, including, without limitation, costs of:

Landlord’s maintenance obligations described in Section 10 herein; repair, maintenance and re-striping of the parking and dock areas; landscaping; maintenance of the common areas; any utilities provided by Landlord pursuant to Section 14 herein; management fees; supplies, sundries, sales or use taxes on supplies or services; wages and salaries of all persons engaged in the operation, administration, maintenance and repair of the Property, and fringe benefits, including social security taxes, unemployment insurance taxes, cost of providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, administration, maintenance and repair of the Property; the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, maintaining or repairing of the Property; legal and accounting expenses; and any other expense or charge, whether or not herein before mentioned, which in accordance with generally accepted accounting and management principles applicable to similar class buildings in the municipality in which the Property is located, would be considered as an expense of managing, operating, maintaining or repairing the Property. Utilities (if any) provided by Landlord as part of Common Area Charges shall be furnished during “Normal Building Hours” of 8:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays (excluding generally recognized holidays). Outside of Normal Building Hours, such services are to be optional on the part of Landlord (Landlord hereby reserving the right to charge Tenant for any such optional service requested by Tenant on such basis as Landlord, in its sole discretion, determines). The failure, to any extent and for any cause, to furnish services shall not render Landlord liable hi any respect for damages to any person, property or business, shall not be construed as an eviction of Tenant or work an abatement of Rent, and shall not relieve Tenant from fulfillment of any covenant or agreement hereof. Landlord shall use all reasonable diligence to restore such services as quickly as is possible under the circumstances.

The Common Area Charges shall not include costs of alterations to the premises of other tenants in the Building, costs of capital improvements to the Property (except as otherwise provided in the next sentence), depreciation charges, interest and principal payments on mortgages, ground rental payments and real estate brokerage and leasing commissions. The cost of any capital improvements to the Building made after the date of this Lease which are intended to reduce Common Area Charges or which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building at the time it was constructed, amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized cost of any such improvement (at the prevailing construction loan rate available to Landlord on the date the cost of such improvement was incurred), shall be included in Common Area Charges.

Tenant shall pay monthly in advance, as Additional Rent, Tenant’s Percentage of the amount by which the Common Area Charges, for each calendar year exceeds the amount of such Common Area Charges in calendar year 2007, as provided in Section 6 below, based on estimates provided by Landlord from time to time, subject to reconciliation as provided in Section 6 below in the amount of such charges.

Common Area Charges of the Building that vary with tenant occupancy will be fairly and reasonably apportioned by Landlord amongst and between those tenants occupying the Building at the time such Common Area Charges are incurred. If any Common Area Charges of the Building are materially increased as a result of one or more tenants, Landlord shall have the right and option (but not the obligation) to allocate such materially increased Common Area Charges to the tenant(s) responsible therefor, such allocation to be made in Landlord’s sole reasonable discretion. If during any calendar year of the Term less than one hundred percent (100%) of the rentable area of the Building is occupied by tenants, Landlord shall make an appropriate adjustment of the variable components of Common Area Charges, as reasonably determined by Landlord, to determine the amount of Common Area Charges that would have been incurred had the Building been one hundred percent (100%) occupied. For purposes hereof, “variable components” shall include only those Common Area Charges that are affected by variations in occupancy levels. Any failure by Landlord to timely deliver such estimates as provided in this Section shall not constitute a default by Landlord or operate as a waiver of Landlord’s right to collect all or any portion of Additional Rent due pursuant to the terms of this Lease.

5. HVAC MAINTENANCE. Landlord will provide or engage a reputable and experienced firm for the purpose of periodically inspecting and maintaining the heating ventilating, and air conditioning equipment located on the Building (exclusive of any such equipment or part thereof which may exclusively serve the Leased Premises, in which case Tenant shall be responsible for such maintenance as provided in Section 10 herein). Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of the amount by which the cost of such maintenance and inspection, for each calendar year exceeds the amount of this cost for such maintenance and inspection in calendar year 2007, as provided in Section 6 below, based on estimates provided by Landlord from time to time, subject to reconciliation as provided in Section 6 below hi the amount of such charges.

6. ESTIMATED PAYMENTS. Commencing on the first day of the Term on which Additional Rent is due, and on the first day of each calendar month thereafter during the Term of this Lease, Tenant shall pay Landlord all Additional Rent for:

a)	Real estate taxes pursuant to Section 2 above,

b)	Insurance premiums pursuant to Section 3 above,

c)	HVAC maintenance pursuant to Section 5 above,

d)	Common Area Charges pursuant to Section 4 above and

e)	Water and common utility use pursuant to Section 14 below.

On an annual basis, Landlord shall provide Tenant with (a) a statement of all actual Common Area Charges and insurance premiums incurred in the preceding calendar year and (b) a statement of all charges of real estate taxes assessed against the Property in the preceding fiscal year. If Tenant has made estimated payments of Additional Rent during such calendar/fiscal year in excess of the actual amount due, Landlord shall credit Tenant with any overpayment against the next Rent otherwise due. If the actual Additional Rent due exceeds the estimated payments made by Tenant during the preceding year, Tenant shall pay such amount due as Additional Rent within 15 business days after notice from Landlord. Any failure by Landlord to deliver such statements shall not constitute a default by Landlord or operate as a waiver of Landlord’s right to collect all or any portion of Additional Rent due pursuant to the terms of this Lease.

If Additional Rent for any calendar year increases by more than five percent (5%) over Additional Rent for the immediately preceding calendar year, Tenant, within ninety (90) days after receiving Landlord’s statement of actual Additional Rent (inclusive of those which vary with occupancy) for a particular calendar year, shall have the right to provide Landlord with written notice (the “Review Notice”) of its intent to review Landlord’s books and records relating to the Additional Rent for such calendar year. Within a reasonable time after receipt of a timely Review Notice, Landlord shall make such books and records available to Tenant or Tenant’s agent for its review at either Landlord’s home office or at the office of the Building, provided that if Tenant retains an agent to review Landlord’s books and records for any calendar year, such agent must (i) be a CPA firm or an in-house accountant or finance department employee of Tenant, (ii) not be compensated on a contingency basis and (iii) execute a copy of a confidentiality agreement with respect to such review. Tenant shall be solely responsible for any and all costs, expenses and fees incurred by Tenant or Tenant’s agent in connection with such review. If Tenant elects to review Landlord’s books and records, within thirty (30) days after such books and records are made available to Tenant, Tenant shall have the right to give Landlord written notice stating in reasonable detail any objection to Landlord’s statement of actual Additional Rent for such calendar year. If Tenant fails to give Landlord written notice of objection within such thirty (30) day period or fails to provide Landlord with a Review Notice within the ninety (90) day period provided above, Tenant shall be deemed to have approved Landlord’s statement of Additional Rent in all respects and shall thereafter be barred from raising any claims with respect thereto. Upon Landlord’s receipt of a timely objection notice from Tenant, Landlord and Tenant shall work together in good faith to resolve the discrepancy between Landlord’s statement and Tenant’s review. If Landlord and Tenant determine that Additional Rent for the calendar year in question are less than reported, Landlord shall provide Tenant with a credit against future Rent in the amount of any overpayment by Tenant. Likewise, if Landlord and Tenant determine that Additional Rent for the calendar year in question are greater than reported, Tenant shall forthwith pay to Landlord the amount of underpayment by Tenant with the understanding that there shall be no interest or late charge added thereto at the time same is billed to Tenant by reason of the failure of Tenant to previously have paid same when the excess was billed for such reviewed period. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential. Notwithstanding anything herein to the contrary, Tenant shall not be permitted to examine Landlord’s books and records or to dispute any statement of Additional Rent unless Tenant has paid to Landlord the amount due as shown on Landlord’s statement of actual Additional Rent, said payment being a condition precedent to Tenant’s right to examine Landlord’s books and records.

7. IMPROVEMENTS. Landlord, at Landlord’s own expense and using materials consistent with the minimum standards of the Building (or as otherwise determined by Landlord), will make certain improvements to the Leased Premises consisting of (a) painting the Leased Premises, (b) installing new carpet in the Leased Premises (c) repairing the kitchenette and training room area in the Leased Premises, (d) removal of unused “high voltage” wiring in the ceiling of the Leased Premises, (e) constructing a (10x12) server/tel/data room with 2.5 tons of supplemental cooling, and perforating other improvements as are more fully set forth in the plans and drawings attached hereto and made a part hereof as Exhibit “B” (the “Improvements”). Subject to the “Force Majeure” provisions in Section 31(g) hereof and the “Tenant Delay” provisions in Section 32 hereof, Landlord will use commercially reasonable efforts to Substantially Complete (as defined herein) the Improvements in a good and workmanlike manner, and in accordance with all applicable building codes, prior to September 1, 2007 (the “Original Completion Deadline”), Landlord will apply for any necessary building permit for the Improvements as soon as is reasonably possible after full execution of this Lease, and shall make all reasonable efforts to obtain such permit hi a timely manner. “Substantial completion” or “substantially completed” or words of similar import means that the work in question has been sufficiently completed such that it is suitable for its intended purpose. The issuance of an occupancy permit shall be conclusive evidence of the Substantial Completion of the Improvements required hereunder. Tenant will have the right to inspect the Leased Premises and to prepare and submit to Landlord prior to the Commencement Date of this Lease a punch list of any incomplete work included in the Improvements. Landlord .shall complete such work as is detailed on said punch list as soon as reasonably practicable after receipt of same. Tenant’s occupancy of the Leased Premises shall be deemed a conclusive presumption that, except as to items listed on a punch list, all Improvements have been made in accordance with the terms of this Lease. If for any reason Landlord does not complete the Improvements on or before the Original Completion Deadline, the validity of this Lease shall not be impaired nor shall Landlord be subject to any liability for such failure.

8. SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord the amount of the Security Deposit specified on [Page One], of this Lease. The Security Deposit will be returned to Tenant without interest upon the expiration of the Term of the Lease, provided that Tenant has paid all amounts due under this Lease and has otherwise performed all obligations hereunder. In the event that Tenant defaults under any provision of this Lease, and after the expiration of any applicable cure period, Landlord may apply all, or any part of the Security Deposit to amounts owed by Tenant. In the event Landlord elects to apply the Security Deposit as provided for above, Tenant shall promptly restore such Security Deposit to the original amount. Landlord may, at its discretion, commingle such funds with its other funds, Upon any sale or other conveyance of the Building, Landlord may transfer the Security Deposit (or any amount of the Security Deposit remaining) to a successor/owner, and Tenant agrees to look solely at the successor/owner for repayment of the same.

Notwithstanding anything to the contrary in the paragraph above, in lieu of a cash Security Deposit, Tenant may deliver the Security Deposit in the form of an unconditional, clean, irrevocable standby letter of credit, in a form acceptable to Landlord, and issued by a bank reasonably acceptable to Landlord (the “Letter of Credit”) as security, provided the Letter of Credit shall be delivered to Landlord with executed copies of this Lease. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, payable to Tenant upon presentment of original to the issuer in person or by courier, in partial or full draws, and (ii) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis (subject to the permitted date of termination set forth below) unless the issuer delivers thirty (30) days’ prior written notice of cancellation to Landlord and Tenant. Without limiting any of Landlord’s rights or remedies hereunder, if the bank issuing the Letter of Credit provides Landlord with a cancellation notice, Landlord may immediately draw upon all or any part of the Letter of Credit and Tenant shall provide Landlord with an additional irrevocable stand-by letter of credit as provided below. Any and all fees or costs charged by the issuer in connection with the Letter of Credit shall be paid by Tenant. The irrevocable stand-by Letter of Credit shall remain effective through the date that is sixty (60) days following the expiration date this Lease. If Tenant defaults with respect to any provision of this Lease beyond applicable notice and cure periods, including but not limited to the provisions relating to the payment of Rent, Landlord may draw upon all or any part of Tenant’s Letter of Credit. If any portion of the Security Deposit is so used, applied, or retained, Tenant will within ten (10) days after written demand from Landlord, provide to Landlord an additional irrevocable, stand-by letter of credit, which shall be in form and substance satisfactory to Landlord, issued by a bank reasonably acceptable to Landlord, in an amount sufficient to restore the Security Deposit to its required amount pursuant to this Section 8. Tenant’s failure to replenish the Security Deposit shall constitute a failure to pay Additional Rent and Tenant shall have ten (10) days from the date of notice to cure such default.

9. USE. The Leased Premises shall be used for the Permitted Uses and for no other purposes whatsoever. Tenant shall not do or permit to be done in or about the Leased Premises, anything which is prohibited by law, statute, ordinance or other governmental rule or regulation now in force or which may hereafter be enacted or which will in any way obstruct or interfere with the rights of other tenants in the Building. Tenant will not allow any signs, cards or placards to be posted, or placed within the Leased Premises such that they are visible outside of the Leased Premises except as specifically provided for in this Lease. The Building shall be accessible to Tenant at all times during the Term of this Lease.

10. TENANT’S OBLIGATIONS. Tenant has examined and knows the condition of the Leased Premises other than the condition of any Improvements to be made by Landlord pursuant to this Lease, and Tenant acknowledges that no representations as to the condition and repair thereof have been made by Landlord, or its agent, prior to, or at, execution of this Lease that are not herein expressed. Tenant will at all times during the Term of this Lease, and at Tenant’s expense, keep the Leased Premises, including all appurtenances, in good repair and condition, and in that regard shall replace all broken glass with glass of the same size and quality as that broken, repair malfunctioning plumbing and electrical fixtures, repair all systems or portions of systems exclusively serving the Leased Premises, replace all burnt out light bulbs and ballasts, replace all damaged plumbing fixtures with others of equal quality, remove all garbage and keep the Leased Premises in a clean and healthful condition in compliance with all applicable laws, codes ordinances, inspections or other direction of proper authorities. Upon termination of this Lease, in any way, Tenant will yield up the Leased Premises to Landlord in good condition and repair, loss by fire or casualty and ordinary wear and tear excepted.

Notwithstanding any of the foregoing, Landlord shall keep the structural components of the Building including, but not limited to the roof, foundation, underground and otherwise concealed plumbing and exterior walls, and the common areas in good repair at all times during the Term of this Lease, provided that Landlord shall have no obligation to make any such structural repairs until and unless Landlord has first received written notice for such repairs from Tenant.

Tenant shall also use and cause all employees, agents, invitees and licensees to use the common areas of the Building, including, but without being limited to, the sidewalks, driveways and parking lot of the Building and any loading dock and common hallway area in the Building, in such a manner as to prevent disruption of other tenants and Landlord. No vehicles or materials shall be permitted to block sidewalks, driveways, loading docks or any other common area of the Building nor shall any vehicle be parked in the parking lot for longer than is necessary for the customary business purposes of Tenant. All vehicles using any loading dock shall unload in an expedient manner and Tenant shall not store materials on the loading dock or common hallway and shall promptly remove all materials, debris, and other items from the loading dock and common hallways. In the event of a violation of this Section 10, Landlord may (but shall not be obligated to) remove any such vehicles, materials, debris, or other items as are in violation of this Section 10 and Tenant shall pay Landlord’s expenses in connection therewith, on demand. Landlord shall have no responsibility for loss or damage to such vehicles, materials, debris, or other items, it being understood that the removal is at Tenant’s sole loss and risk.

11. SUBLEASE; ASSIGNMENT. Tenant will not allow the Leased Premises to be occupied by any other person, in whole or hi part, and will neither sublet the Leased Premises, in whole or in part, nor assign this Lease, in whole or in part, without in each case obtaining the express, prior written consent of Landlord. Tenant will not permit any transfer by operation of law of any interest in the Leased Premises acquired through this Lease. Landlord shall not unreasonably withhold or delay its consent to Tenant’s written request to sublease the Leased Premises or assign this Lease provided Tenant has provided detailed written information about the proposed subtenant or assignee, the form of sublease or assignment (as the case may be) and the proposed use of the Leased Premises, all in form and substance satisfactory to Landlord. Landlord’s refusal to consent to any proposed sublease or assignment shall not be deemed unreasonable if (a) the net worth of the proposed subtenant or assignee, determined in accordance with generally accepted accounting principles, consistently applied, is less than the greater of the net worth of the Tenant on (i) the date of execution of this Lease, or (ii) the day immediately preceding the proposed effective date of such sublease or assignment, (b) Tenant is in default of any of the terms, covenants or conditions of this Lease, or (c) the proposed use of the Leased Premises will result in: (i) increased wear and tear on the Leased Premises, the common facilities or adjacent parking; (ii) parking requirements in excess of those provided for by applicable zoning ordinances or which would tend to deprive other tenants in the Building of their required parking; (iii) public protests or picketing; or (iv) any adverse affect on other tenants in the Building or adjacent buildings. Landlord may require, as a condition to granting Landlord’s consent with respect to the provisions of this Section 11, an assumption of the obligations under this Lease by the proposed transferee. Tenant shall pay all of Landlord’s reasonable legal fees, incurred by Landlord in reviewing each proposed assignment or sublease. If Tenant receives rent or other payments under any assignment or sublease in excess of the payments made by Tenant to Landlord under this Lease (as all such amounts are adjusted for any assignment or subletting of less than all of the Leased Premises), then Tenant shall pay Landlord one half of such excess, less the reasonable, out-of-pocket cost incurred by Tenant in connection with such assignment or subletting. The provisions of this Section 11 shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests, or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease, but such provisions shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (1) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (b) the net worth of Tenant herein named on the date of this Lease; (2) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and (3) the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting. Upon Landlord’s receipt of a request from Tenant to sublet all of the Leased Premises or assign all interest in this Lease, Landlord may elect to terminate this Lease, in which case the last day of the Term of this Lease shall be the 30th day after Landlord notifies Tenant or Landlord’s election to terminate this Lease.

12. MECHANIC’S LIENS. Tenant will not permit any mechanic’s lien or other liens to be placed upon the Leased Premises or the Building as a result of any materials or labor ordered by Tenant or any of Tenant’s agents, officers, or employees.

13. INDEMNITY FOR ACCIDENTS; NON-LIABILITY OF LANDLORD. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or then employees liable for, and Tenant covenants and agrees that it will protect and save and keep Landlord forever harmless and indemnified against and from any and all penalties, damages, fines, causes of action, liabilities, judgments, expenses (including, without limitation, attorneys’ fees) or charges incurred in connection with or arising from: (i) the use or occupancy of the Leased Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Leased Premises during the Term; (in) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; or (v) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant. Except in the case of its gross negligence or willful misconduct, Landlord shall not be liable for (and Rent and Additional Rent shall not abate as a result of) any damage occasioned by failure to keep the Leased Premises, Building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Leased Premises or the Building nor from any damage occasioned by water, snow or ice being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co-tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property. Further, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.

Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of 30 days following receipt of notice from Tenant or such additional time as is reasonably required to correct any such default after notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether or not Landlord is notified that such damages may occur. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder. The term “Landlord”, as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Landlord’s interest in the Building, and in the event of any transfer or transfers of title to the Landlord’s interest in the Building, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of the Property. Tenant, its successors and assigns, agrees it shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any beneficiary of any trust of which Landlord is a trustee and any of Landlord’s officers, directors, partners, shareholders, agents, attorneys and employees) ever be personally liable for any such liability.

14. UTILITIES; ALTERNATIVE SERVICE PROVIDERS. (A) Tenant shall contract directly with the public utility providers to furnish all utilities (including, but not limited to, electric, gas, and telephone) which are separately metered to the Leased Premises, and shall pay such utility providers directly and promptly when due. If any utility is not separately metered to the Leased Premises (such as water and sewer), the cost of such utility consumed on the Leased Premises, as reasonably determined by Landlord, shall be included within the Common Area Charges, of which Tenant shall pay Tenant’s Percentage. Tenant acknowledges that the water meter that meters the water to be used on the Leased Premises also meters water used by other tenants in the Building. Each monthly bill shall be prorated between the tenants whose water use is charged through a common meter on the basis of their relative Tenant’s Percentages. Notwithstanding the above, Tenant shall not utilize an alternative provider for a utility service other than the public utility provider servicing the Property unless Tenant shall first obtain the written consent of Landlord, which shall not be unreasonably withheld.

(B) Landlord shall, at its sole discretion, select a utility company to provide electricity service for the Leased Premises (the “Electric Service Provider”). Notwithstanding the foregoing, if permitted by Law; landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or to contract directly for service from the Electric Service Provider. Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonably necessary; shall allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Leased Premises’, Building’s and/or Leased Premises’ electric lines, feeders, risers, wiring, and any other machinery within the Leased Premises. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Leased Premises.

15. ACCESS TO LEASED PREMISES. Tenant will allow Landlord free access to the Leased Premises for the purpose of examining or exhibiting the same, or to make any needed repairs, or alterations thereof. Landlord shall endeavor to exercise its rights of access to the Leased Premises with reasonable advance notice (except in the case of emergency) and shall use reasonable efforts to minimize interruption of or disturbance to the operation of Tenant’s business.

16. HOLDING OVER. Tenant will, at the termination of the Term of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord, and failing to do so, will pay as liquidated damages for the whole time such possession is withheld, the sum of one hundred and fifty percent (150%) of the Rent in effect immediately prior to the expiration of the Term of the Lease (prorated on a daily basis), plus all direct or consequential damages. The provisions of this clause shall not be held as a waiver by Landlord of any right of re-entry nor shall the receipt of hold over Rent or any part thereof operate as a waiver of the right to forfeit this Lease and the term hereof for the period still unexpired, for a breach of any of the covenants herein.

17. NO RENT DEDUCTION OR SET OFF. Tenant’s covenant to pay Rent is and shall be independent of each and every other covenant of this Lease. Tenant agrees that any claim by Tenant against Landlord shall not be deducted from rent nor set off against any claim for Rent in any action No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law,

18. LITIGATION. In the unlikely event of any litigation between the parties hereto involving the terms of this Lease or the breach or enforcement hereof, the prevailing party in any final non-appealable action shall be entitled to recover all of its reasonable legal fees and other costs and expenses incurred in connection therewith.

19. UNTENANTABILITY.

(a) A “Total Loss” shall be deemed to have occurred if (i) the Building is so damaged by fire or other casualty that the estimated cost to repair same amounts to fifty percent (50%) or more of the total estimated construction cost of the entire Building; (ii) the Building is so damaged by fire or other casualty that Landlord, in its sole discretion, decides to demolish and not to immediately rebuild same; or (iii) the Leased Premises or Building is damaged by fire or other casualty during the last 12 months of the Term hereof Any other casualty loss not amounting to a Total Loss shall be deemed a “Partial Loss”.

(b) In the event of a Total Loss, Landlord may terminate this Lease by written notice to Tenant within one hundred twenty (120) days after the date of such fire or other casualty. Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty.

Alternatively, if Landlord decides to rebuild and restore the Property following a Total Loss, this Lease shall not terminate and Landlord shall repair and restore the Leased Premises at Landlord’s expense and with due diligence, subject, however, to (i) reasonable delays for insurance adjustments and (ii) delays caused by forces beyond Landlord’s control. Rent shall abate on a per diem basis during the period of construction and repair. Tenant shall permit Landlord and its contractors to have free access to the Leased Premises to perform such work.

(c) In the event of a Partial Loss, provided Landlord recovers sufficient insurance proceeds, Landlord shall be required to proceed with all due diligence to repair and restore the Leased Premises, subject, however, to (i) reasonable delays for insurance adjustments and (ii) delays caused by forces beyond Landlord’s control. Rent shall abate in proportion to the non-usability of the Leased Premises during the period while repairs are in progress. Tenant shall permit Landlord and its contractors to have free access to the Leased Premises to perform such work.

20. SUBORDINATION: ESTOPPEL LETTERS. This Lease is expressly subordinate to any current or future mortgage or mortgages placed on the Property together with all other documents requested by Landlord’s mortgagee in connection with, any such mortgage. Within ten (10) business days after notice by Landlord, Tenant shall execute a confirmation of the subordination of this Lease to any current or future mortgage or mortgages placed on the Property by Landlord and other documents in customary form requested by Landlord’s mortgagee including but not limited to:

a)	agreements to give notice of Landlord’s defaults to such mortgagee;

b)	agreements not to pay rent more than 30 days in advance;

c)	confirmation of the terms and status of this Lease;

d)	agreements to attorn to any party acquiring rightful possession of the Leased Premises; and

e)	similar or related representations or undertakings customarily required by mortgage lenders from tenants.

Tenant agrees that from time to time, it will deliver to Landlord or its designee within ten (10) business days of the date of Landlord’s request, a statement, in writing, certifying (i) that this Lease is unmodified and in full force and effect, if this is so, (or if there have been modifications that the Lease, as modified, in full force and effect); (ii) the dates to which rent and other charges have been paid; (iii) that Landlord is not in default under any provisions of this Lease or, if in default, the nature thereof in detail; and (iv) such other true statements as Landlord may require. Landlord agrees to use commercially reasonable efforts to obtain a subordination, non-disturbance agreement from the Landlord’s mortgagee.

21. SIGNS. Tenant may, place signs on the interior tenant directory of the Building and on the Building monument identifying Tenant, provided, however that (a) such signage shall comply with the standards set forth by Landlord for Building signage as such standards may be amended from time to time, (b) Tenant shall have obtained the prior written approval for the design, size and location of such signs from Landlord, which approval shall not be unreasonably withheld, and (c) such signs shall comply with all applicable laws and ordinances. Upon termination of this Lease, Tenant shall remove such signs and restore the Building to its original condition, ordinary wear and tear excepted.

22. ALTERATIONS. Tenant shall not at any time during the Term of his Lease make any alterations, additions or improvements to the Leased Premises without the express, written, prior consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

23. EVENTS OF DEFAULT BY TENANT: LANDLORD’S REMEDIES.

(a) In addition to any other acts or omissions herein deemed to be defaults by Tenant, each of the following shall constitute an “Event of Default” by Tenant hereunder: (i) the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and the continuance of such failure for more than five (5) calendar days following written notice from Landlord to Tenant; provided, however, if, on two (2) occasions during any consecutive twelve (12) month period during the Term, Tenant fails to pay any installment of Rent when due but does pay the same within five (5) calendar days after notice of such failure, then Tenant’s subsequent failure to pay any installment of Rent when due during said twelve (12) month period shall constitute an Event of Default hereunder without the need for notice and/or a grace period; (ii) the failure to observe or perform any of the other covenants or conditions in this Lease winch Tenant is required to observe and perform and which Tenant has not corrected within twenty (20) days after written notice thereof to Tenant; provided, however, that if said failure involves the creation of a condition which, in Landlord’s reasonable judgment, is dangerous or hazardous, Tenant shall be required to cure same within 24 hours following written notice to Tenant; (iii) the use or occupancy of the Leased Premises for any purpose other than the Permitted Uses without Landlord’s prior written consent or the conduct of any activity in the Leased Premises which constitutes a violation of law; (iv) if the interest of Tenant or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within fifteen (15) days from the date thereof; (v) if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Tenant or if a receiver shall be appointed for Tenant or any of the property of Tenant; (vi) if Tenant shall make an assignment for the benefit of creditors or if Tenant shall admit in writing its inability to meet Tenant’s debts as they mature; (vii) if Tenant shall abandon the Leased Premises during the Term; or (viii) if Tenant shall fail to execute and deliver an estoppel certificate or subordination agreement as required hereunder after ten day written demand from Landlord.

(b) Upon the occurrence of an Event of Default by Tenant, Landlord may, at its option, with or without notice or demand of any kind to Tenant or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law:

(i) Landlord may terminate this Lease, repossess and re-let the Leased Premises, in which case Landlord shall be entitled to recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease over the fair market rental value of the Leased Premises, after deduction of all anticipated expenses of reletting. For the purpose of determining present value, Landlord and Tenant agree that the interest rate shall be the rate applicable to the then-current yield on obligations of the U.S. Treasury having a maturity date on or about the Termination Date. Should the fair market rental value of the Leased Premises for the balance of the Term (after deduction of all anticipated expenses of reletting) exceed the value of the Rent to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to or otherwise credit Tenant for any such excess amount;

(ii) Landlord may, without terminating the Lease, terminate Tenant’s right of possession, repossess the Leased Premises and relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Leased Premises, Tenant shall pay to Landlord as damages a sum equal to all Rent under this Lease for the balance of the Term unless and until the Leased Premises are relet. If the Leased Premises are relet, Tenant shall be responsible for payment upon demand to Landlord of any deficiency between the Rent as relet and the Rent for the balance of this Lease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the rent accruing there from. Tenant shall not be entitled to any rents received by Landlord in excess of the rent provided for in this Lease. No re-entry or taking possession of the Lease Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any breach, and in addition to the other remedies it may have, may recover from Tenant all damages incurred by reason of such breach, including the costs of recovery of the Leased Premises, and including the excess value at time of such termination, if any, of Rent reserved under this Lease for the remainder of the Term over the reasonable rental value of the Leased Premises for the remainder of the Terra, all of which amounts shall be immediately due and payable from Tenant to Landlord, In the event Landlord repossesses the Leased Premises as provided above, Landlord may remove all persons and property from the Leased Premises and store any such property at the cost of Tenant, without liability or damage; and

(iii) Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant hereunder, make any payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord as Additional Rent on demand and Tenant covenants to pay such sums.

(c) Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 23 from time to tune and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Tenant shall promptly pay upon notice, as Additional Rent, all of Landlord’s reasonable costs, charges and expenses (including the reasonable fees and out-of-pocket expenses of legal counsel, agents and others retained by Landlord and interest at the rate set forth in Section 1 of the Lease) incurred in successfully enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.

(d) No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Landlord shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Leased Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant.

24. NOTICES. All notices permitted or required hereunder shall be (i) delivered personally, (ii) sent by U.S. Certified Mail, postage prepaid, with return receipt requested, or (iii) by nationally recognized overnight courier and sent to the respective parties at the addresses shown on Page One of this Lease. If mailed, such notice shall be considered received by the addressee on the second (2nd) business day after posting into the United States mail. If sent by nationally recognized overnight courier, such notice shall be considered received by the addressee on the first (1st) business day after deposit with the courier.

25. EMINENT DOMAIN. If during the Term, (a) the whole of the Leased Premises or the Building shall be taken by any governmental or other authority having powers of eminent domain (or conveyed to such entity under threat of the exercise of such power) or (b) any part of the Leased Premises or the Building shall be so taken or conveyed and as a result, the remainder of the Leased Premises or the Building has been rendered impractical, in Landlord’s sole judgment, for the operation of Landlord’s rental activities on the Property, this Lease shall terminate on the date of the taking (or conveyance), and rent shall be apportioned to the date thereof. Tenant shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Leased Premises or the Building.

26. QUIET ENJOYMENT. Providing that Tenant shall have complied with all of its covenants under this Lease and shall not otherwise be in default hereunder, Tenant shall have the right to lawfully, peaceably and quietly occupy the Leased Premises during the Term of this Lease without hindrance or eviction by any persons lawfully claiming under Landlord to have title to the Leased Premises, superior to the Lease.

27. RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit “C” and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Property. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Building or Property, In the event of any conflict between the terms and conditions of this Lease and the rules and regulations, the terms and conditions of this Lease shall govern.

28. ENVIRONMENTAL RESTRICTIONS.

(a) “Environmental Laws” shall mean all federal, state and local laws, statutes, regulations, ordinances or the like which regulate, govern or in any way deal with the storage, generation, release, clean-up, use or abatement of substances or wastes for the protection of health, safety and/or the environment. Also, “Hazardous Substances” shall mean those toxic, hazardous or other substances or wastes, the generation, storage, discharge, and/or disposal of which are regulated and/or controlled by any Environmental Law.

(b) Tenant shall not (i) generate, utilize, store or dispose of on the Leased Premises or Property any Hazardous Substances or (ii) suffer or permit to occur any violation of Environmental Laws on or with respect to the Leased Premises or Property. Tenant shall forever indemnify, defend and hold harmless Landlord and its partners, officers, directors, employees, agents, successors, grantees, assigns and mortgagees (collectively the “Landlord Group”) from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space or of any amenity, damages arising from any adverse impact on leasing space on the Property, and sums paid in settlement of claims and for attorneys’ fees, consultant fees and expert fees that may arise during or after the Term or any extension of the Term as a result of any breach by Tenant of the covenants contained in this Section 28. For purposes of the foregoing, the term “costs” includes, without limitation, costs and expenses incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision, or as a result of any public or private enforcement action because of the presence of Hazardous Substances on or about the Property or because of the presence of Hazardous Substances anywhere else that came or otherwise emanated from the Property or the Leased Premises, or the existence of any other violation of Environmental Law. This covenant of indemnity shall survive the termination of this Lease.

29. FINANCIAL STATEMENTS. From time to time, but not more often than twice each calendar year and on written request from Landlord, Tenant shall furnish Landlord within ten (10) business days of such request, with copies of any financial statements that are available to Tenant showing Tenant’s current financial condition and the results of the previous year’s operations,

30. BROKERS. Landlord utilized the services of CB Richard Ellis-New England (the “Listing Broker”) and Tenant utilized the services of T3 Realty Advisors, LLC (the “Non-Listing Broker”) in connection with this Lease. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Lease. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement Tenant hereby agrees to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord (1) by any other broker other than the Non-Listing Broker that claims representation of Tenant in excess of the amount specified in said separate agreement with the Non-Listing Broker) or (2) as a result of any misrepresentation by Tenant regarding the Non-Listing Broker hereunder and (B) discharge any lien placed against the Property by any broker which claims representation of Tenant as a result of the foregoing.

31. MISCELLANEOUS.

(a) Time is of the essence of this Lease and each of its provisions.

(b) This Lease and all covenants and agreements herein contained shall be binding upon, apply, and inure to the respective heirs, executors, successors, administrators, and assigns of all parties to this Lease; provided, however, that this Lease shall not inure to the benefit of any assignee, heir, administrator, devisee, legal representative, successor, transferee or successor of Tenant except upon the prior written consent of Landlord, which consent shall not be unreasonably withheld.

(c) This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.

(d) The captions of sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

(e) Interpretation of this Lease shall be governed by the laws of the Commonwealth of Massachusetts.

(f) This Lease is and shall be deemed and construed to be the joint and collective work product of Landlord and Tenant and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein.

(g) In the event that either party thereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive government laws or regulations, riots, insurrection, war or other reason of a like nature not at the fault of the party delayed in performing work or doing as required under the terms of this Lease, than performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Subsections shall not operate to excuse Tenant from the prompt payment of rent or any other payments required under the terms of this Lease.

32. CHANGES TO IMPROVEMENTS: TENANT DELAY.

(a) No changes (“TI Changes”) shall be made to the Improvements unless same are set forth in a written change order executed by Landlord and Tenant which specifies (i) the nature of the TI Changes, (ii) the cost or credit to Tenant as a result of such TI Changes, and (iii) whether such TI Changes will constitute a Tenant Delay under Section 32(b) below.

(b) Upon the occurrence of a Tenant Delay (as hereinafter defined) then (A) Tenant’s obligation to pay Rent (but not to occupy the Leased Premises) shall begin as of the date the Original Completion Deadline would have occurred but for a Tenant Delay, (B) Tenant shall pay to Landlord all costs and expenses reasonably incurred by Landlord as a result of such Tenant Delay including, without limitation, any costs and expenses attributable to increases in the cost of labor or materials, and (C) Tenant’s right of occupancy shall not arise until Substantial Completion of the Improvements. As used herein the term “Tenant Delay” shall mean the occurrence of any one or more of the following which directly contribute to the inability of Landlord (without the use of overtime, labor or heroic measures) to Substantially Complete the Improvements on or prior to the Original Completion Deadline: (i) Tenant is Delinquent (as hereafter defined) in furnishing, approving or authorizing any plans for the Improvements, including, without limitation, architectural drawings and finished/color selections; (ii) Tenant is Delinquent in submitting to Landlord, when requested, any information, authorization or approvals in compliance with the intended Improvements set forth on Exhibit “B” including, without limitation, any information required by Landlord to prepare plans for same; (iii) TI Changes requested by Tenant; (iv) Tenant’s request to itself (or through its own contractors or subcontractors) perform any work or improvements within the Leased Premises prior to the date it may occupy the Leased Premises; (v) Tenant’s request for, or selection of, materials, components, finishes or improvements other than those which are normally used by Landlord or which are otherwise readily available to Landlord within a commercially reasonable time frame given the Original Completion Deadline; (vi) Tenant’s failure to pay, when due, any amounts required to be paid by Tenant hereunder; (vii) Tenant’s failure to comply with all federal, state or local laws, regulations, codes or ordinances; (viii) Tenant’s request for additional bidding or re-bidding of the cost of all or any portion of the work related to the Improvements; (ix) any postponements or delays requested by Tenant and agreed to by Landlord regarding the completion of the Improvements; (x) any error in the plans for the Improvements caused or related to any act or omission by Tenant or its employees or agents; or (xi) any other act or omission of the Tenant, its employees or agents. For purposes of this Section 32(b), all actions required, or information/decisions requested of Tenant shall be deemed “Delinquent” if not taken and communicated to Landlord (A) by the time specified in Landlord’s critical path schedule or (B) within three (3) business days following written request from Landlord to Tenant for such action or decision. Landlord’s determination that a Tenant Delay has occurred shall be conclusive and binding upon the parties upon written notice by Landlord to Tenant.

33. PARKING. Tenant shall be entitled to the non-exclusive use, on a first come-first serve basis, of no more than twenty seven (27) parking spaces in parking areas designated by Landlord. Landlord may grant other occupants or tenants of the Building the right to use parking spaces, and Landlord shall not be obligated to enforce parking limitations imposed on other tenants. If Tenant uses parking in excess of that provided for herein, and if such excess use occurs on a regular basis, and if Tenant fails, after written notice from Landlord of any one violation, to reduce its excess use of the parking areas, then such excess use shall constitute an Event of Default under this Lease without further notice or opportunity to cure such Event of Default.

34. SUBSTITUTION OF LEASED PREMISES. Landlord may, during the first three (3) years of the Term of the Lease (the “Substitution Period”), substitute other premises in the Building for the Leased Premises (“Substitute Premises”), in which event the Substitute Premises shall be deemed to be the Leased Premises for all purposes under this Lease; provided, however, that: (i) the Substitute Premises shall be located in the Building and shall be similar to the Leased Premises in square footage and appropriateness for the Permitted Uses; (ii) if Tenant is then occupying the Leased Premises, Landlord shall pay the expense of moving Tenant, its property and equipment to the Substitute Premises, and such moving shall be done at such time and in such manner so as not to cause unreasonable inconvenience to Tenant; (iii) Landlord shall give to Tenant not less than ninety (90) days’ prior written notice of such substitution; (iv) Landlord shall, at its sole cost, improve the Substitute Premises with improvements substantially similar to those located in the Leased Premises; and (v) in no event shall Landlord substitute other premises for the Leased Premised more than one (1) time during the Substitution Period.

35. PRIOR ACCESS. At such point as, in Landlord’s reasonable judgment, the Improvements if any have proceeded to such point where Tenant may install wires, cables, furniture, fixtures and equipment (“Tenant’s Work”) within the Leased Premises without interfering with the performance of the Improvements (approximately fifteen days prior to the Possession Date), Landlord shall so notify Tenant and, from and after such date of notification, Tenant and its contractors shall have access to the Leased Premises for the purposes of performing Tenant’s Work in preparation for Tenant’s occupancy of the Leased Premises. In connection with such access, Tenant agrees (a) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of the Improvements, and (b) to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time for coordinating work being performed by Landlord and work being performed by Tenant, each with the other and with any other activity or work in the Building, including, without limitation, the use of labor which shall work in harmony with all other contractors performing work at the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of the Lease, except that (x) there shall be no obligation on the part of Tenant solely because of such access to pay any Rent prior to the Original Completion Deadline, and (y) Tenant shall not be deemed thereby to have taken or accepted possession of the Leased Premises or any portion thereof. If Tenant fails or refuses to comply or cause its contractors to comply with, any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s rights of access to the Leased Premises. Landlord shall assume no responsibility for the quality or completion of Tenant’s work under this Section 35, and shall not be responsible for equipment or supplies left or stored on the Leased Premises by Tenant or Tenant’s contractors.

36. CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Leased Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim: (a) to change the name or street address of the Building or the suite number of the Leased Premises; (b) to install, affix and maintain any and all signs on the exterior or interior of the Building; (c) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in and about the Building or the Common Areas, and for such purposes to enter upon the Leased Premises, temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of Common Areas, and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Leased Premises; (e) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building; (f) to show or inspect the Leased Premises at reasonable times and, if vacated or abandoned, to prepare the Leased Premises for reoccupancy; (g) to install, use and maintain in and through the Leased Premises pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Leased Premises; (h) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Building; and (i) to approve the weight, size and location of safes or other heavy equipment or articles, which articles may be located in the Leased Premises or moved in, about or out of the Building or Leased Premises only at such times and in such manner as Landlord shall direct, at Tenant’s sole risk and responsibility.

37. OPTION TO EXTEND LEASE. Tenant, (i) so long as there then exists no Event of Default either at the time of exercise or at the first day of the applicable Extension Term (as hereinafter defined), and (ii) this Lease is in full force and effect and (iii) the Tenant named herein has not assigned this Lease and is in occupancy of the entire Leased Premises, shall have the right and option to extend the initial Term hereof for one (1) additional five (5) year period (the “Extension Terms”: each an “Extension Term”) upon written notice to Landlord given not less than nine (9) months and not more than twelve (12) months prior to the expiration of the initial Term, as such Term may be extended, time being of the essence. The parties agree that if Tenant fails to exercise its option to extend the initial term strictly within the tune periods set forth in this Section, then Tenant’s right to extend the initial Term shall automatically lapse and Tenant shall have no right to extend the Term. In the event that Tenant shall exercise the options granted hereunder, the applicable Extension Term shall be upon the same terms and conditions as are in effect under this Lease immediately preceding the commencement of such option period except that the Annual Base Rent due from the Tenant shall be increased as provided hereinbelow and Tenant shall have no further rights or options whatsoever to extend the term beyond the expiration of such Extension Term. The initial and any Extension Term are hereinafter sometimes collectively referred to as the “term” or “Term.” If Tenant exercises the right to extend the Term as herein provided, then no later than thirty (30) days following receipt of Tenant’s notice, Landlord shall notify Tenant in writing of Landlord’s determination of the fair market rent (which shall in no event be less than the Base Rent for the last year of the current Term of the Lease) for the Leased Premises for the Extension Term (“Landlord’s Rental Notice”). If Tenant does not object to Landlord’s determination of such fair market rent by written notice to Landlord within ten (10) days after the date of Landlord’s Rental Notice, then Tenant shall be deemed to have accepted the market rent set forth in Landlord’s Rental Notice. If Tenant does timely object to Landlord’s Rental Notice, the parties shall use commercially reasonable efforts to agree upon the fair market rent for the Extension Term, however, if the parties cannot agree upon the fair market rent within thirty (30) days after Landlord receives Tenant’s notice of objection, then the Lease shall not be extended and Tenant’s rights under this Section 37 shall terminate and be of no further force or effect.

38. TERMINATION RIGHT. Tenant shall have a one-time right and option to terminate this Lease (“Termination Right”), which termination shall become effective as of the last day of thirty eight (38th) month of the Term by providing prior written notice to Landlord, not less than nine (9) months but no more than twelve (12) months prior to the effective date of such termination, time being of the essence, provided that Tenant is not in default under the terms of this Lease either at the time it exercises such right or as of the date the termination becomes effective, and provided such notice shall be accompanied by a termination payment equal to (i) the unamortized balance of Landlord’s “Lease Costs” (as hereinafter defined) plus (ii) five (5) month’s Base Rent (as defined in Section 1 of this Lease) at the rate payable as of the year of the effective date of the termination. The parties agree that if Tenant fails to exercise its option to terminate this Lease strictly in accordance with this Section, then Tenant’s right to terminate this Lease shall automatically lapse and Tenant shall have no right to terminate this Lease. Upon timely exercise of Tenant’s Termination Right, the last day of 38* month of the Term shall be deemed the expiration date of the Term of the Lease and Tenant shall surrender the Leased Premises on or before of first day of the thirty ninth (39th) month of the Term in accordance with the terms of this Lease. For the purposes hereof, “Lease Costs” shall be the cost of the Improvements, initial brokerage commission, and legal fees.

39. LEASE COMMENCEMENT/ACCEPTENCE PREMISES. Promptly after the determination of the Rent Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement (the “Commencement Letter”) in the form attached as Exhibit “D”. Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within 15 days after the date of the Commencement Letter shall be deemed an approval by Tenant of the statements contained therein.

40. WAIVER OF RIGHT TO JURY TRIAL. Landlord and Tenant hereby waive their respective rights to a trial by jury of any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant’s Use or occupancy of the Premises or Building (including any claim of injury or damage or the enforcement of any remedy under any current or future laws, statutes, regulations, codes or ordinances).

41. SHORT FORM LEASE.

Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a short form memorandum of this Lease for recording purposes.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date of Lease stated above.

TENANT:		LANDLORD:

Globoforce, Inc.		CRP-2 Holdings AA, L.P., a Delaware limited partnership

By:	/s/ Stephen Cromwell	By:	CRP-2 Holdings GP-AA, LLC, a Delaware limited liability company, its general partner
Name:	Stephen Cromwell
Title:	CFO

		By:	/s/ Robert W. Holmes
		Name:	Robert W. Holmes
		Title:	Vice President

STATE/COMMONWEATLTH OF MASSACHUSETTS

County of Worchester, ss,	July 26, 2007

On this 26th day of July, 2007, before me, the undersigned notary public, personally appeared Stephen Cromwell, proved to me through satisfactory evidence of identification, which were Mass. Driver’s License, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as CFO of Globoforce, Inc.

/s/ Courtney S. Moore
Notary Public My commission expires: August 16, 2007

STATE/COMMONWEATLTH OF MASSACHUSETTS

County of Suffolk, ss,	August 7, 2007

On this 7th day of August, 2007, before me, the undersigned notary public, personally appeared Robert Holmes, proved to me through satisfactory evidence of identification, which were personally known, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as Vice President of CRP-2 Holdings GP-AA, LLC.

/s/ Julie Phapasso
Notary Public My commission expires: April 18, 2014

EXHIBIT C

RULES AND REGULATIONS

1. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances (including, without limitation, coffee grounds) shall be thrown therein. All damages resulting from misuse of the fixtures shall become by Tenant if Tenant or its servants, employees, agents, visitors or licensees shall have caused the same.

2. No cooking (except for hot-plate and microwave cooking by Tenants’ employees for their own consumption, the location and equipment of which is first approved by Landlord), sleeping or lodging shall be permitted by any tenant on the Leased Premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Leased Premises.

3. Except as otherwise provided in the Lease, no inflammable, combustible, or explosive fluid, material, chemical or substance shall be brought or kept upon, in or about the Leased Premises. Fire protection devices, in and about the Building, shall not be obstructed or encumbered in any way.

4. Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

5. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by its agents, contractors, jobbers or others, in the delivery or receipt of merchandise, freight, or other matters, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require, and Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries to Tenant in the Building. Deliveries of mail, freight or bulky packages shall be made through the freight entrance or through doors specified by Landlord for such purpose.

6. Mats, trash or other objects shall not be placed in the public corridors. The sidewalks, entries, passages, elevators, public corridors and staircases and other parts of the Building which are not occupied by Tenant shall not be obstructed or used for any other purpose than ingress or egress.

7. Tenant shall not install or permit the installation of any awnings, shades, draperies and/or other similar window coverings, treatments or like items visible from the exterior of the Leased Premises other than those approved by the Landlord in writing.

8. Tenant shall not construct, maintain, use or operate within said Leased Premises or elsewhere in the Building or on the outside of the Building, any equipment or machinery which produces music, sound or noise which is audible beyond the Leased Premises.

9. Bicycles, motor scooters or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the Leased Premises except for those vehicles which are used by a physically disabled person in the Leased Premises.

10. All blinds for exterior windows shall be building standard and shall be maintained by Tenant.

11. No additional locks shall be placed upon doors to or within the Leased Premises except as shall be necessary adequately to safeguard United States Government security classified documents stored with the Leased Premises. The doors leading to the corridors or main hall shall be kept closed during business hours, except as the same may be used for ingress or egress. Notwithstanding anything to the contrary in the foregoing, Tenant shall be permitted to place locks on doors in the Leased Premises provided that Tenant provides keys to such doors to Landlord, the property manager, and cleaning staff.

12. Landlord reserves the right to temporarily shut down the air conditioning, electrical systems, heating, plumbing and/or elevators when necessary by reason of accident or emergency, or for repair, alterations, replacements or improvement.

13. No carpet, rug or other article shall be hung or shaken out of any window of the Building and Tenant shall not sweep or throw or permit to be swept or thrown from the Leased Premises any dirt or other substances into any of the corridors or halls, elevator, or out of the doors or windows or stairways of the Building. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Leased Premises, or permit or suffer the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building. Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

14. Landlord reserves the right to exclude from the Building on weekdays between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on weekends and legal holidays, all persons who do not present a pass to the Building signed by Landlord; provided, however, that reasonable access for Tenant’s employees and customers shall be accorded. Landlord will furnish passes to persons for whom Tenant requires same in writing. Tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

15. Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to the Building’s air conditioning and ventilation systems.

16. Tenant will replace all broken or cracked plate glass windows and doors at its own expense, with glass of like kind and quality, provided that such windows and doors are not broken or cracked by Landlord, its employees, agents or contractors,

17. In the event it becomes necessary for the Landlord to gain access to the underfloor electric and telephone distribution system for purposes of adding or removing wiring, then upon request by Landlord, Tenant agrees to temporarily remove the carpet over the access covers to the underfloor ducts for such period of time until work to be performed has been completed. The cost of such work shall be borne by Landlord except to the extent such work was requested by or is intended to benefit Tenant or the Leased Premises, in which case the cost shall be borne by Tenant.

18. Violation of these rules, or any amendments thereof or additions thereto, may be considered a default of Tenant’s lease and shall be sufficient cause for termination of the Lease pursuant to the provisions of Section 23 of the Lease at the option of Landlord.

EXHIBIT D

Lease Commencement/Acceptance of Premises

Date 10/5/07

Ms. Stephen Cromwell

Globoforce, Inc.

144 Turnpike Rd.

Southborough, MA 01772

RE: Lease Agreement, dated 9/12/07, between Entity CRP-2 Holdings AA, LP (“Landlord”), and Globoforce (“Tenant”) concerning

144 Turnpike Road, Southborough, MA 01772

In accordance with the referenced Lease Agreement (the “Lease”), we request that you and/or the proper authority, please confirm the following:

1.	The Term and Base Rent commenced on September 12, 2007 for a term of 62 months ending on October 31, 2012.

2.	Tenant acknowledges and agreed that as of September 12, 2007 (i) the Improvements to the Premises have been substantially completed; (ii) and that as of the date of this letter the Landlord has fulfilled all of its obligations to complete Tenant Improvements at the Premises, and that the Tenant has accepted the Premises in its current condition.

3.	Rent checks should continue to be made payable to CRP-2 Holdings AA, LP at P.O Box 30830, New York, NY 10087-0802.

4.	The approximate number of rentable square feet within the Premises is 7,785 SF.

5.	Tenant’s Proportionate Share is calculated based upon the number of rentable square feet within the Premises, which is 7.79% of building related expenses.

Please confirm your agreement with the aforementioned terms by signing below and returning a copy to [CBRE-New England] for our lease.

Again, thank you for your tenancy, and we look forward to a long and harmonious relationship!

Sincerely,

CBRE-New England:	AGREED TO & ACCEPTED BY:
/s/Stephen Cromwell
/s/Geoffrey Grab Geoffrey Grab, its Assistant Property Manager	By Its: CFO Date: 10/26/2007

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is dated as of September 30, 2010 (the “Effective Date”) by and between CRP-2 HOLDINGS AA, L.P., a Delaware limited partnership (“Landlord”) and GLOBOFORCE, INC., a Massachusetts corporation (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Commercial Lease dated July 26, 2007 (the “Lease”), for the lease of certain premises consisting of approximately 7,785 square feet located at 144 Turnpike Road, Southborough, Massachusetts, as more particularly described in the Lease (the “Existing Premises”); and

WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease as shall be set forth in this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows.

AGREEMENT

1. Definitions. Capitalized terms used in this First Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2. Modifications. Modifications to Lease:

A. Expansion Premises. The “Expansion Premise” shall mean the 3,886 square feet of rentable area commonly known as Suite 350 located at 144 Turnpike Road, Southborough, Massachusetts, as shown on Exhibit A attached hereto. Beginning on the later of (i) October 1, 2010 or (ii) substantial completion of the Expansion Premises Improvements, as said term is defined herein (the “Expansion Date”), Landlord shall deliver possession of the Expansion Premises to Tenant and the Expansion Premises shall be added to the Existing Premises and the term “Leased Premises”, as used in the Lease, shall refer to the Existing Premises and the Expansion Premises. The Expansion Premises shall be subject to all the terms and provisions of the Lease, except that Tenant’s obligation to pay Base Rent and Tenant’s Proportionate Share of Additional Rent with respect to the Expansion Premises shall be as provided herein.

B. Extension. The Term of the Lease shall be extended as to the entire Leased Premises so that it shall hereafter expire on that certain day which is the last calendar day of the sixtieth (60th) complete calendar month following the Expansion Date (the “Expiration Date”).

C. Security Deposit. Upon execution of this First Amendment, the Security Deposit shall be increased from $42,817.50 to $55,000.00.

D. Base Rent for the Leased Premises. Beginning on the Expansion Date, the Base Rent for the entire Leased Premises shall be payable according to the following schedule:

Months of Term	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per annum)
Rent Commencement Date-12	$233,420.00	$19,451.67	$20.00
13-24	$239,255.50	$19,937.96	$20.50
25-36	$245,091.00	$20,424.25	$21.00
37-48	$250,926.50	$20,910.54	$21.50
49-60 (plus any additional days necessary for the Term to expire on the Expiration Date)	$256,762.00	$21,396.83	$22.00

E. Tenant’s Percentage. Beginning on the Expansion Date: (i) the rentable area of the Expansion Premises shall be deemed to be 3,886 square feet; (ii) the rentable area of the entire Leased Premises shall be deemed to be 11,671 square feet; (iii) Tenant’s Percentage of Additional Rent for the Expansion Premises shall be deemed to be 3.89%; and (iv) Tenant’s Percentage of Additional Rent for the entire Leased Premises shall be deemed to be 11.68%.

F. Base Taxes. Effective upon the Expansion Date, “2008” shall be deleted from the fifth (5th) line of Section 2 of the Lease, and “2011” inserted in its place.

G. Base Insurance. Effective upon the Expansion Date, “2007” shall be deleted from the third (3rd) line or Section 3(D) of the Lease, and “2010” inserted in its place.

H. Base Common Area, Charges. Effective upon the Expansion Date, “2007” shall be deleted from the third (3rd) line of the third (3rd) paragraph of Section 4 of the Lease, and “2010” inserted in its place.

I. HVAC Maintenance. Effective upon the Expansion Date, “2007” shall be deleted from the eighth (8th) line of Section 5 of the Lease, and “2010” inserted in its place.

J. Electricity. Tenant shall contract directly with the electricity provider, which electricity shall be separately metered to the Expansion Premises, and Tenant shall pay such electricity provider directly and promptly when due.

K. Separate or Combined Billings; Prorations. Landlord may bill Rent for the Expansion Premises separately or treat the Expansion Premises and the Existing Premises as one unit for billing purposes. Any default respecting any separate billing shall be a default with respect to the entire Leased Premises and the Lease.

L. Parking. Effective upon the Expansion Date, “twenty seven (27)” shall be deleted from the second (2nd) line of Section 33 of the Lease, and “forty-one (41)” inserted in its place.

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M. Condition of Premises; Improvements. Landlord, at Landlord’s own expense and using materials consistent with the minimum standards of the Building (or as otherwise determined by Landlord), will make certain improvements to the Expansion Premises consisting of paint, carpet, and newly finished doors consistent with those located in the Existing Premises, and using Building standard materials, as are more fully set forth in the plan attached hereto and made a part hereof as Exhibit B (the “Expansion Premises Improvements”).

N. Renewal. So long as (i) there then exists no event of default either at the time of exercise or on the first day of the Extension Term (as hereinafter defined), (ii) the Lease, as amended hereby is in full force and effect, and (iii) the Tenant named herein has not assigned the Lease, as amended hereby and is in occupancy of the entire Leased Premises, Tenant shall have the right and option to extend the Term hereof for one (1) additional five (5) year period (the “Extension Term”) upon written notice to Landlord given not less than nine (9) months and not more than twelve (12) months-prior to the Expiration Date. The parties agree that if Tenant fails to exercise its option to extend the Term strictly within the time periods set forth in this Section, then Tenant’s right to extend the Term shall automatically lapse and Tenant shall have no right to extend the Term. In the event that Tenant exercises the option granted hereunder, the applicable Extension Term shall be upon the same terms and conditions as are in effect under the Lease, as amended hereby, immediately preceding the commencement of such Extension Term except that the Annual Base Rent due from the Tenant shall be increased to Landlord’s determination of Annual Base Rent as provided herein and Tenant shall have no farther rights or options whatsoever to extend the Term beyond the expiration of such Extension Term. If Tenant exercises the right to extend the Term as heron provided, then no later than thirty (30) days following receipt of Tenant’s notice, Landlord shall notify Tenant in writing of Landlord’s determination of the annual Base Rent for the Leased Premises for the Extension Term (“Landlord’s Rental Notice”). If Tenant does not object to Landlord’s determination of the Annual Base Rent by written notice to Landlord within ten (10) days after the date of Landlord’s Rental Notice, then Tenant shall be deemed to have accepted the Annual Base Rent set forth in Landlord’s Rental Notice. If Tenant does timely object to Landlord’s Rental Nonce, the parties shall use commercially reasonable efforts to agree upon the annual Base Rent for toe Extension Term, however, if the parties cannot agree upon the annual Base Rent within thirty (30) days after Landlord receives Tenant’s notice of objection, then the Lease shall not be extended and Tenant’s rights under this Section shall terminate and be of no further force or effect. Tenant acknowledges, confirms and agrees that it shall have no other right or option to extend or renew the Lease except as provided in this Section.

For the purposes of this section, Base Rent for the Extension Term shall reflect Landlord’s reasonable determination of the fair market value that would be agreed upon between a landlord and a tenant entering into a new lease on or about the date on which the Extension Term is to begin for a comparable term and for space comparable to the Leased Premises in the Building and buildings comparable to the Building in the market area. Such determination of fair market value shall take into account any material economic differences between the terms of the Lease, as amended hereby, and any comparison lease, such as rent abatements, construction costs and other concessions and

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the manner if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of fair market value shall also take into consideration any reasonably anticipated changes in rental conditions from the time such fair market value is being determined and the date upon which the Extension Term will begin.

O. Option to Terminate. Tenant shall have the right to terminate the Lease (“Termination Right”) effective as of that certain day which is the last calendar day of the forty-second (42nd) complete calendar month following the Expansion Date (the “Early Termination Date”) upon not less than nine (9) months prior written notice to Landlord (the “Notice to Terminate”); provided (A) Tenant is not in default under the terms of the Lease either as of the date Landlord receives the Notice to Terminate or as of the Early Termination Date, and (B) the Notice to Terminate is accompanied by a termination payment equal to (i) the unamortized balance of Landlord’s “Lease Costs” (as hereinafter defined) plus (ii) an amount equal to the Base Rent that would have been due and payable for the five (5) full calendar months following the Early Termination Date. The parties agree that if Tenant fails to exercise the Termination Right strictly in accordance with this Section, then said Termination Right shall automatically lapse and Tenant shall have no further right to terminate the Lease. Upon timely exercise of the Termination Right, the Early Termination Date shall be deemed the Expiration Date of the Lease and Tenant shall surrender the Leased Premises on or before the Early Termination Date, in accordance with the terms of the Lease. For the purposes hereof “Lease Costs” shall be the (i) cost of improvements to the Expansion Premises constructed at Landlord’s expense, and (ii) the following amounts, paid or provided in connection with this First Amendment only: brokerage commissions, any free rent or rent reductions, Landlord legal fees, and tenant allowances or other Tenant inducement

P. Deletions. Section 37 of the Lease and Section 38 of the Lease are hereby made null and void and of no further force or effect.

Q. Notices. All notices required or permitted by the Lease, as amended hereby, to be delivered to Landlord shall hereafter be delivered as follows:

To Landlord:	CRP-2 Holdings AA, LP c/ o Colony Realty Partners, LLC Two International Place Boston, MA 02110 Attn: Mr. Greg Lauze Fax: 617-235-6399

And to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: Daniel O. Gaquin, Esq. Fax: 617-542-2241

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R. Real Estate Brokers. Landlord utilized the services of CB Richard Ellis-New England (the “Listing Broker”) and Tenant utilized the services of T3 Realty Advisors (the “Non-Listing Broker”) in connection with this First Amendment. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this First Amendment. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant hereby agrees to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord (1) by any other broker other than the Non-Listing Broker that claims representation of Tenant in excess of the amount specified in said separate agreement with the Non-Listing Broker or (2) as a result of any misrepresentation by Tenant regarding the Non-Listing Broker hereunder and (B) discharge any lien placed against the Building by any broker which claims representation of Tenant as a result of the foregoing.

3. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).

4. Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant accepts the Existing Premises in its “as is” and “where is” condition. Tenant accepts the Expansion Premises in its “as is” and “where is” condition except as specifically provided otherwise in this First Amended Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this First Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease and Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time, or both, would constitute a default by Landlord; (c) Landlord has completed, to Tenant’s satisfaction, any and all improvements to the Leased Premises, except as specifically provided in Section 2 above as to the Expansion Premises, and has paid any and all allowances required of it under the Lease; and (d) Tenant has no defenses, liens, claims, counterclaims or right to offset against Landlord or against the obligations of Tenant under the Lease. Tenant acknowledges, confirms, and agrees that Tenant has no right or option to expand the Leased Premises or to extend, renew or terminate the Lease except as may be provided in this First Amendment.

5. Limitation of Liability. Neither Landlord nor any officer, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Leased Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.

6. Entire Agreement. This First Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

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7. Multiple Counterparts. This First Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date stated above.

TENANT:		LANDLORD:

Globoforce, Inc., a Massachusetts corporation		CRP-2 Holdings AA, L.P. a Delaware limited partnership

By:	/s/ Stephen Cromwell	By:	CRP-2 Holdings GP-AA, LLC,
	Stephen Cromwell		a Delaware limited liability company,
	Treasurer		its general partner

Date: October 8, 2010			By:	/s/ Robert W. Holmes
Robert W. Holmes
Vice President

Date:

EXHIBIT A

Expansion Premises

See attached

EXHIBIT B

Plan of Expansion Premises Improvements

See attached

Note: This drawing is for general planning purposes only.
Not for construction.
Field dimensions have not been verified

Ref: Proposed Furniture Layout - Dwg A1 Dated 9/14/10

16'0"
34'-7"
64'-7"
LIMIT OF TENANT SPACE

JOYCE CONTRACT INTERIORS
JOYCE CONTRACT INTERIORS, INC.
319 LITTLETON ROAD, SUITE 304
WESTFORD, MA 01886
TEL:978-251-2226 FAX:978-251-0550
www.joycecontract.com

DRAWING TITLE:	SCALE:
Proposed Demo/Const Plan	3/32"=1'0"
Globoforce 144 Turnpike Road Southboro, MA	DATE: REV 2 9-14-10
	DRAWING NO.: A2

jagray@goodwinprocter.com
dwinnes/11.12.2012 12:03

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is dated as of July 19, 2012 (the “Effective Date”) by and between CRP-2 HOLDINGS AA, L.P., a Delaware limited partnership (“Landlord”) and GLOBOFORCE, INC., a Massachusetts corporation (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Commercial Lease dated July 26, 2007, as amended by that certain First Amendment to Lease (“First Amendment”) dated September 30, 2010, (collectively, the “Lease”), for the lease of certain premises consisting of approximately 11,671 square feet located at 144 Turnpike Road, Southborough, Massachusetts, as more particularly described in the Lease (the “Existing Premises”): and

WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease as shall be set forth in this Second Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows.

AGREEMENT

1. Definitions. Capitalized terms used in this Second Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein. Any duplication of defined terms between this Second Amendment and the First Amendment shall have the meaning ascribed to them in this Second Amendment.

2. Modifications. Modifications to Lease:

A. Expansion Premises. The “Expansion Premises” shall mean the 2,369 square feet of rentable area commonly known as Suite 320 located at 144 Turnpike Road, Southborough, Massachusetts, as shown on Exhibit A attached hereto. Beginning on the later of (i) September 1, 2012 or (ii) substantial completion of the Expansion Premises Improvements, as said term is defined herein (the “Expansion Date”). Landlord shall deliver possession of the Expansion Premises to Tenant and the Expansion Premises shall be added to the Existing Premises and the term “Leased Premises”, as used in the Lease, shall refer to the Existing Premises and the Expansion Premises. The Expansion Premises shall be subject to all the terms and provisions of the Lease, except that Tenant’s obligation to pay Base Rent and Tenant’s Proportionate Share of Additional Rent with respect to the Expansion Premises shall be as provided herein.

B. Extension. The Term of the Lease shall be extended as to the entire Leased Premises so that it shall hereafter expire on that certain day which is the last calendar day of the fifty-second (52nd) complete calendar month following the Expansion Date (the “Expiration Date”).

C. Base Rent for the Leased Premises. Beginning on the Expansion Date, the Base Rent for the entire Leased Premises shall be payable according to the following schedule:

Months of Term	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per annum)
Expansion Date-4	$287,820.00	$23,985.00	$20.50
5-16	$294,840.00	$24,570.00	$21.00
17-28	$301,860.00	$25,155.00	$21.50
29-40	$308,880.00	$25,740.00	$22.00
41-52 (plus any additional days necessary for the Term to expire on the Expiration Date)	$322,920.00	$26,910.00	$23.00

D. Tenant’s Percentage. Beginning on the Expansion Date: (i) the rentable area of the Expansion Premises shall be deemed to be 2,369 square feet; (ii) the rentable area of the entire Leased Premises shall be deemed to be 14,040 square feet; (ill) Tenant’s Percentage of Additional Rent for the Expansion Premises shall be deemed to be 2.37%; and (iv) Tenant’s Percentage of Additional Rent for the entire Leased Premises shall be deemed to be 14.06%.

E. Base Taxes. Effective upon the Expansion Date, “2011” shall be deleted from the fifth (5th) line of Section 2 of the Lease, and “2013” inserted in its place.

F. Base Insurance. Effective upon the Expansion Date, “2010” shall be deleted from the third (3rd) line of Section 3(D) of the Lease, and “2012” inserted in its place.

G. Base Common Area Charges. Effective upon the Expansion Date, “2010” shall be deleted from the third (3rd) line of the third (3rd) paragraph of Section 4 of the Lease, and “2012” inserted in its place.

H. HVAC Maintenance. Effective upon the Expansion Date, “2010” shall be deleted from the eighth (8th) line of Section 5 of the Lease, and “2012” inserted in its place.

I. Electricity. Tenant shall contract directly with the electricity provider, if electricity is separately metered to the Expansion Premises, and shall pay such electricity provider directly and promptly when due. If electricity is not separately metered to the Expansion Premises, the cost of such electricity consumed at the Expansion Premises, as reasonably determined by Landlord, shall be paid by Tenant as Additional Rent.

J. Separate or Combined Billings; Prorations. Landlord may bill Rent for the Expansion Premises separately or treat the Expansion Premises and the Existing Premises as one unit for billing purposes. Any default respecting any separate billing shall be a default with respect to the entire Leased Premises and the Lease.

K. Parking. Effective upon the Expansion Date, “forty-one (41)” shall be deleted from the second (2nd) line of Section 33 of the Lease, and “forty-nine (49)” inserted in its place.

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L. Condition of Premises: Improvements. Landlord, at Landlord’s own expense and using materials consistent with the minimum standards of the Building (or as otherwise determined by Landlord), will make certain improvements to the Expansion Premises consisting of demolition, paint, carpet, and newly finished doors within the Expansion Premises consistent with those located in the Existing Premises using Building standard materials, as are more fully set forth in the plan attached hereto and made a part hereof as Exhibit B (the “Expansion Premises Improvements”). Tenant acknowledges and agrees that the Expansion Premises Improvements may be performed during regular business hours. Tenant agrees to cooperate with Landlord and Landlord’s contractor(s) in the performance of the Expansion Premises Improvements and to follow all reasonable directions given by Landlord or Landlord’s contractors in connection with the performance of the Expansion Premises Improvements. Landlord will use commercially reasonable efforts to substantially complete the Expansion Premises Improvements prior to the Expansion Date. “Substantial Completion” or “substantially completed” or words of similar import means that the work in question has been sufficiently completed such that it is suitable for its intended purpose.

M. Right of First Offer. Provided that (i) Tenant is not then in default under this Lease, (ii) this Lease is then in full force and effect, (iii) the Tenant named herein has not assigned this Lease or sublet any part of the Leased Premises and is then in actual occupancy of the entire Leased Premises, and (iv) Tenant’s financial condition meets the financial criteria Landlord requires for the lease of such space, if, at any time during the Term, those certain spaces known as Suite 340, 360, and 370 is or will be “available for lease” and Landlord desires to lease such space, Landlord shall notify Tenant. Landlord’s notice shall identify the space available (the “Offered Space”), set forth the terms and conditions on which it is willing to lease the Offered Space, which may include a term whose expiration date is not coterminous with the Term applicable to the Leased Premises, and the date on which such Offered Space is expected to be available (collectively, the “Terms”). Tenant shall thereupon have the one time right and option to lease the Offered Space for a minimum of three (3) years on the Terms by delivering notice to Landlord within three (3) business days after receipt of Landlord’s notice, time being of the essence. If Tenant elects to lease the Offered Space, it shall, within fifteen (15) business days after such election, enter into an amendment to this Lease on a form prepared by Landlord incorporating the Offered Space as part of the Leased Premises subject to the Terms for a minimum of three years and the Termination Right as provided for in Section 2.N. below shall be null and void. If Tenant shall not elect to lease the Offered Space within such 3-business day period, or fails to enter into such an amendment to this Lease within such 15-day period, then Tenant shall have no further rights under this section with respect to the Offered Space, and Landlord shall be free to lease any or all of such Offered Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate. Space shall not be deemed to be “available for lease” if such space is the subject of any renewal or extension of an expiring lease with a then existing tenant. Landlord shall not be liable to Tenant for any failure to deliver such space as a result of any holdover tenant or other occupant of any Offered Space.

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N. Renewal. The parties hereby acknowledge and agree that the renewal option as provided in Section 2.N. of the First Amendment shall remain in full force and effect and may be exercised by Tenant in accordance with the terms and conditions thereof

O. Option to Terminate. Tenant shall have the right to terminate the Lease (“Termination Right”) effective as of September 30,2014 (the “Early Termination Date”) upon prior written notice to Landlord on or before January 15, 2014 (the “Notice to Terminate”), provided (A) Tenant has not exercised its Right of First Offer for any of the three (3) Offered Spaces as provided in Section 2.M. above, (B) Tenant is not in default under the terms of the Lease either as of the date Landlord receives the Notice to Terminate or as of the Early Termination Date, and (B) the Notice to Terminate is accompanied by a termination payment equal to (i) the unamortized balance of Landlord’s “Lease Costs” (as hereinafter defined) plus (ii) an amount equal to the Base Rent that would have been due and payable for the five (5) full calendar months following the Early Termination Date. Landlord shall provide Tenant a copy of the Lease Costs incurred along with the amortization schedule upon completion of the Expansion Premises Improvements to determine amount owed if Tenant exercises this Option to Terminate. The parties agree that if Tenant fails to exercise the Termination Right strictly in accordance with this Section, then said Termination Right shall automatically lapse and Tenant shall have no further right to terminate the Lease. Upon timely exercise of the Termination Right, the Early Termination Date shall be deemed the Expiration Date of the Lease and Tenant shall surrender the Leased Premises on or before the Early Termination Date, in accordance with the terms of the Lease. For the purposes hereof, “Lease Costs” shall be the (i) cost of improvements to the Expansion Premises constructed at Landlord’s expense, and (ii) the following amounts, paid or provided in connection with this Second Amendment only: brokerage commissions, any free rent or rent reductions, Landlord legal fees, and tenant allowances or other Tenant inducement.

P. Deletions. Sections 37 and 38 of the Lease and Section 2.0. of the First Amendment are hereby made null and void and of no further force or effect.

Q. Real Estate Brokers. Landlord utilized the services of CBRE - New England (the “Listing Broker”) and Tenant utilized the services of T3 Realty Advisors (the “Non-Listing Broker”) in connection with this Second Amendment. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Second Amendment. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant hereby agrees to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord (1) by any other broker other than the Non-Listing Broker that claims representation of Tenant in excess of the amount specified in said separate agreement with the Non-Listing Broker or (2) as a result of any misrepresentation by Tenant regarding the Non-Listing Broker hereunder and (B) discharge any lien placed against the Building by any broker which claims representation of Tenant as a result of the foregoing.

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3. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).

4. Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant accepts the Existing Premises in its “as is” and “where is” condition. Tenant accepts the Expansion Premises in its “as is” and “where is” condition except as specifically provided otherwise in this Second Amendment. Tenant represents and warrants to Landlord that as of the date of Tenant’s execution of this Second Amendment: (a) Tenant is not in default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease and Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord; (c) Landlord has completed, to Tenant’s satisfaction, any and all improvements to the Leased Premises, except as specifically provided in Section 2 above as to the Expansion Premises, and has paid any and all allowances required of it under the Lease; and (d) Tenant has no defenses, liens, claims, counterclaims or right to offset against Landlord or against the obligations of Tenant under the Lease. Tenant acknowledges, confirms, and agrees that Tenant has no right or option to expand the Leased Premises or to extend, renew or terminate the Lease except as may be provided in this Second Amendment.

5. Limitation of Liability. Neither Landlord nor any officer, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Leased Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.

6. Entire Agreement. This Second Amendment, in conjunction with the Lease, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into by the parties prior to the date hereof.

7. Multiple Counterparts. This Second Amendment may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same instrument.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Effective Date stated above.

TENANT:		LANDLORD:

Globoforce, Inc.,		CRP-2 Holdings AA, L.P.,
a Massachusetts		a Delaware limited partnership

By:	/s/ Stephen Cromwell	By:	CRP-2 Holdings GP-AA, LLC,
Name:	Stephen Cromwell		a Delaware limited liability company,
Title:	Treasurer		its general partner

Date:	July 19, 2012		By:	/s/ Jeffrey R. Foresman
			Name:	Jeffrey R. Foresman
			Title:	Vice President

		Date:	August 3, 2012

EXHIBIT A

Expansion Premises